Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces Third Quarter Results
Ankeny, IA, March 11, 2024 - Casey’s General Stores, Inc. ("Casey's" or the "Company") (Nasdaq: CASY) one of the leading convenience store chains in the United States, today announced financial results for the three and nine months ended January 31, 2024.

Third Quarter Key Highlights

•Diluted EPS of $2.33, down 13% from the same period a year ago. Net income was $87 million, down 13%, and EBITDA1 was $218 million, down 2%, from the same period a year ago. In the prior year, net income, EBITDA and diluted EPS benefited from a one-time operating expense reduction of approximately $15 million, or $0.31 a share, from the resolution of a legal matter.
•Inside same-store sales increased 4.1% compared to prior year, and 9.9% on a two-year stack basis, with an inside margin of 41.3%. Total inside gross profit increased 11.3% to $501.5 million compared to the prior year.
•Same-store fuel gallons were down 0.4% compared to prior year with a fuel margin of 37.3 cents per gallon. Total fuel gross profit decreased 2.0% to $257.2 million compared to the prior year.
•Same-store operating expenses excluding credit card fees were up 2.5%, favorably impacted by a 1% reduction in same-store labor hours.

"Casey's delivered another solid quarter highlighted by inside gross profit growth,” said Darren Rebelez, Chairman, President and CEO. “Inside same-store sales were driven by prepared food and dispensed beverage, with whole pies and hot sandwiches performing exceptionally well. Our fuel team navigated a rising cost environment and delivered nearly flat gallon volume and a 37.3 cents per gallon fuel margin. The operations team performed exceptionally well this quarter integrating multiple acquisitions, reducing same-store labor hours while growing sales and driving positive guest satisfaction scores."

Earnings

	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023
Net income (in thousands)	$86,933	$100,112	$414,952	$390,599
Diluted earnings per share	$2.33	$2.67	$11.09	$10.42
EBITDA (in thousands)	$217,615	$221,727	$840,372	$786,441

For the quarter, net income, diluted EPS, and EBITDA were down compared to the same period a year ago primarily due to a strong fuel margin comparison in the prior year, lapping the one-time operating expense benefit noted above, and higher operating expenses due to operating 167 additional stores. This was partially offset by higher profitability inside the store.

1 EBITDA is reconciled to net income below.

Inside

	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023
Inside sales (in thousands)	$1,214,959	$1,109,223	$3,931,619	$3,644,277
Inside same-store sales	4.1%	5.6%	4.1%	6.6%
Grocery and general merchandise same-store sales	2.8%	5.8%	3.3%	6.0%
Prepared food and dispensed beverage same-store sales	7.5%	5.0%	6.2%	7.9%
Inside gross profit (in thousands)	$501,511	$450,572	$1,611,209	$1,459,307
Inside margin	41.3%	40.6%	41.0%	40.0%
Grocery and general merchandise margin	33.9%	34.0%	34.0%	33.7%
Prepared food and dispensed beverage margin	59.6%	57.3%	58.9%	56.5%

Total inside sales were up 9.5% for the quarter driven by strong performance in the prepared food and dispensed beverage category, including whole pizza pies, hot sandwiches, and dispensed beverages as well as non-alcoholic and alcoholic beverages in the grocery and general merchandise category. Inside margin was up 70 basis points compared to the same quarter a year ago, primarily due to softening of prepared food and dispensed beverage ingredient costs as well as modest retail price adjustments.

Fuel2

	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023
Fuel gallons sold (in thousands)	689,251	644,940	2,133,680	2,036,450
Same-store gallons sold	(0.4)%	(0.5)%	—%	(0.9)%
Fuel gross profit (in thousands)	$257,246	$262,573	$863,059	$855,167
Fuel margin (cents per gallon, excluding credit card fees)	37.3 ¢	40.7 ¢	40.4 ¢	42.0 ¢

For the quarter, total fuel gallons sold increased 6.9% compared to the prior year primarily due to the store count increase, while same-store gallons were nearly flat versus the prior year. The Company’s total fuel gross profit was down 2.0% versus the prior year. The Company sold $3.4 million in renewable fuel credits (RINs) in the third quarter, an increase of $0.5 million from the same quarter in the prior year.

Operating Expenses

	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023
Operating expenses (in thousands)	$568,908	$515,735	$1,709,466	$1,598,213
Credit card fees (in thousands)	$51,977	$54,032	$175,879	$181,727
Same-store operating expenses excluding credit card fees	2.5%	4.6%	2.5%	2.8%

Operating expenses increased approximately 10% during the third quarter. Approximately 3% of the increase is due to lapping a $15 million one-time benefit to operating expenses last year from the resolution of a legal matter. Operating 167 more stores than prior year accounted for approximately 6% of the increase. Total same-store employee expense contributed to approximately 1% of the increase, as the increases in labor rates were partially offset by a reduction in same-store labor hours.
2 Fuel category does not include wholesale fuel activity, which is included in Other.

Expansion

Store Count
April 30, 2023	2,521
New store construction	23
Acquisitions	105
Acquisitions not opened	(1)
Prior acquisitions opened	6
Closed	(15)
January 31, 2024	2,639

Liquidity
At January 31, 2024, the Company had approximately $1.1 billion in available liquidity, consisting of approximately $178 million in cash and cash equivalents on hand and approximately $899 million in available borrowing capacity on existing lines of credit.

Share Repurchase
During the third quarter, the Company repurchased approximately $30 million of shares. The Company has approximately $310 million remaining under its existing share repurchase authorization.

Dividend
At its March meeting, the Board of Directors approved a quarterly dividend of $0.43 per share. The dividend is payable May 15, 2024, to shareholders of record on May 1, 2024.

Fiscal 2024 Outlook
The Company is reaffirming its annual outlook. Same-store inside sales is expected to increase 3.5% to 5%. We expect inside margin improvement to approximately 40% to 41%. The Company expects same-store fuel gallons sold to be between negative 1% to positive 1%. Total operating expenses are expected to increase approximately 6% to 8%, though same-store operating expenses excluding credit card fees are expected to only increase approximately 3% for the year. Fiscal 2024 EBITDA growth is expected to be in-line with the long-term strategic plan's goal of 8% to 10%. The Company expects to add at least 150 stores in fiscal 2024. Net interest expense is expected to be approximately $53 million. Depreciation and amortization is expected to be approximately $350 million for the year and the purchase of property and equipment is expected to be between $500 to $550 million. The tax rate is expected to be approximately 23% to 25% for the year. The Company expects to repurchase at least $100 million in shares throughout the fiscal year.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023
Total revenue	$3,329,247	$3,332,555	$11,262,898	$11,765,774
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	2,542,724	2,595,093	8,713,060	9,381,120
Operating expenses	568,908	515,735	1,709,466	1,598,213
Depreciation and amortization	88,950	78,088	257,453	232,500
Interest, net	14,146	11,697	38,947	39,015
Income before income taxes	114,519	131,942	543,972	514,926
Federal and state income taxes	27,586	31,830	129,020	124,327
Net income	$86,933	$100,112	$414,952	$390,599
Net income per common share
Basic	$2.34	$2.69	$11.15	$10.48
Diluted	$2.33	$2.67	$11.09	$10.42
Basic weighted average shares	37,100,143	37,281,103	37,210,007	37,261,049
Plus effect of stock compensation	235,940	283,448	199,531	240,459
Diluted weighted average shares	37,336,083	37,564,551	37,409,538	37,501,508

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	January 31, 2024	April 30, 2023
Assets
Current assets
Cash and cash equivalents	$177,881	$378,869
Receivables	136,691	120,547
Inventories	414,721	376,085
Prepaid expenses	29,946	22,107
Income taxes receivable	21,765	23,347
Total current assets	781,004	920,955
Other assets, net of amortization	197,780	192,153
Goodwill	647,125	615,342
Property and equipment, net of accumulated depreciation of $2,836,219 at January 31, 2024 and $2,620,149 at April 30, 2023	4,581,105	4,214,820
Total assets	$6,207,014	$5,943,270
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt and finance lease obligations	$53,250	$52,861
Accounts payable	521,948	560,546
Accrued expenses	305,708	313,718
Total current liabilities	880,906	927,125
Long-term debt and finance lease obligations, net of current maturities	1,583,613	1,620,513
Deferred income taxes	591,811	543,598
Insurance accruals, net of current portion	33,114	32,312
Other long-term liabilities	170,109	159,056
Total liabilities	3,259,553	3,282,604
Total shareholders’ equity	2,947,461	2,660,666
Total liabilities and shareholders’ equity	$6,207,014	$5,943,270

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine months ended January 31,
	2024	2023
Cash flows from operating activities:
Net income	$414,952	$390,599
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	257,453	232,500
Amortization of debt issuance costs	833	1,036
Change in excess replacement cost over LIFO inventory valuation	7,786	20,329
Share-based compensation	29,349	34,741
Loss on disposal of assets and impairment charges	892	5,977
Deferred income taxes	48,213	24,516
Changes in assets and liabilities:
Receivables	(15,146)	(19,300)
Inventories	(33,762)	(10,433)
Prepaid expenses	(7,839)	(6,571)
Accounts payable	(93,480)	(100,714)
Accrued expenses	(10,905)	20,869
Income taxes	2,335	39,548
Other, net	3,919	3,496
Net cash provided by operating activities	604,600	636,593
Cash flows from investing activities:
Purchase of property and equipment	(325,726)	(301,298)
Payments for acquisition of businesses, net of cash acquired	(296,809)	(13,202)
Proceeds from sales of assets	20,351	13,551
Net cash used in investing activities	(602,184)	(300,949)
Cash flows from financing activities:
Payments of long-term debt and finance lease obligations	(48,364)	(23,563)
Payments of cash dividends	(46,975)	(41,456)
Repurchase of common stock	(89,768)	—
Tax withholdings on employee share-based awards	(18,297)	(16,304)
Net cash used in financing activities	(203,404)	(81,323)

Net (decrease) increase in cash and cash equivalents	(200,988)	254,321
Cash and cash equivalents at beginning of the period	378,869	158,878
Cash and cash equivalents at end of the period	$177,881	$413,199
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Nine months ended January 31,
	2024	2023
Cash paid during the period for:
Interest, net of amount capitalized	$43,316	$37,765
Income taxes, net	72,037	56,289
Noncash investing and financing activities:
Purchased property and equipment in accounts payable	82,785	76,840
Right-of-use assets obtained in exchange for new finance lease liabilities	14,035	6,909
Right-of-use assets obtained in exchange for new operating lease liabilities	12,613	13,485

Summary by Category (Amounts in thousands)
Three months ended January 31, 2024	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$349,411	$865,548	$2,051,674	$62,614	$3,329,247
Gross profit	$208,327	$293,184	$257,246	$27,766	$786,523
	59.6%	33.9%	12.5%	44.3%	23.6%
Fuel gallons sold			689,251
Three months ended January 31, 2023
Revenue	$313,524	$795,699	$2,157,233	$66,099	$3,332,555
Gross profit	$179,647	$270,925	$262,573	$24,317	$737,462
	57.3%	34.0%	12.2%	36.8%	22.1%
Fuel gallons sold			644,940

Summary by Category (Amounts in thousands)
Nine months ended January 31, 2024	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$1,104,705	$2,826,914	$7,125,485	$205,794	$11,262,898
Gross profit	$650,852	$960,357	$863,059	$75,570	$2,549,838
	58.9%	34.0%	12.1%	36.7%	22.6%
Fuel gallons sold			2,133,680
Nine months ended January 31, 2023
Revenue	$1,008,338	$2,635,939	$7,889,495	$232,002	$11,765,774
Gross profit	$569,825	$889,482	$855,167	$70,180	$2,384,654
	56.5%	33.7%	10.8%	30.2%	20.3%
Fuel gallons sold			2,036,450

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2024	5.9%	6.1%	7.5%			F2024	58.2%	59.0%	59.6%
F2023	8.4	10.5	5.0	4.9%	7.1%	F2023	55.6	56.7	57.3	56.8%	56.6%
F2022	10.8	4.1	7.4	7.6	7.4	F2022	61.0	60.6	58.0	56.9	59.2

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2024	5.2%	1.7%	2.8%			F2024	34.1%	34.0%	33.9%
F2023	5.5	6.9	5.8	7.1%	6.3%	F2023	33.9	33.3	34.0	33.0%	33.6%
F2022	7.0	6.8	7.7	4.3	6.3	F2022	33.0	33.3	32.0	32.5	32.7

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2024	0.4%	—%	(0.4)%			F2024	41.6	¢	42.3	¢	37.3	¢
F2023	(2.3)	0.3	(0.5)	—%	(0.8)%	F2023	44.7		40.5		40.7		34.6	¢	40.2	¢
F2022	9.0	2.5	5.7	1.5	4.4	F2022	35.1		34.7		38.3		36.2		36.0

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets as well as impairment charges. Neither EBITDA nor Adjusted EBITDA are considered GAAP measures, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and they are regularly used by the Company for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.
The following table contains a reconciliation of net income to EBITDA and Adjusted EBITDA for the three and nine months ended January 31, 2024 and 2023:

(in thousands)	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023
Net income	$86,933	$100,112	$414,952	$390,599
Interest, net	14,146	11,697	38,947	39,015
Federal and state income taxes	27,586	31,830	129,020	124,327
Depreciation and amortization	88,950	78,088	257,453	232,500
EBITDA	217,615	221,727	840,372	786,441
Loss on disposal of assets and impairment charges	1,124	1,186	892	5,977
Adjusted EBITDA	$218,739	$222,913	$841,264	$792,418
NOTES:
•Gross Profit is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of grocery and general merchandise and prepared food and dispensed beverage
This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of the conflict in Ukraine or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on March 12, 2024. The call will be broadcast live over the Internet at 7:30 a.m. CDT. To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required. A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 446-6587	Katie Petru (515) 446-6772